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                                  EXHIBIT 4(b)

                  Terms and Conditions of DuPont Stock Options

                             Granted in June 2003 to

                        DuPont Canada Inc. Option Holders

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We suggest you contact your tax or financial advisor before exercising your stock options.

                             TERMS AND CONDITIONS OF
                      STOCK OPTIONS GRANTED IN JUNE 2003 TO
                        DUPONT CANADA INC. OPTION HOLDERS

SECTION I.  DEFINITIONS

1. "Administrator" means Merrill Lynch or such other administrator as may be appointed by the Company from time to time.

2. "Anniversary Options" means those Options awarded in honor of DuPont's 200/th/ anniversary and identified as such.

3.   "Company" means E. I. du Pont de Nemours and Company ("DuPont").

4. The term "Compensation Committee" means the Compensation Committee of the DuPont Board of Directors.

5. "Early Retirement" means, with respect to any particular optionee, the date on which such optionee who is entitled to receive an early retirement pension under the DuPont Canada Inc. pension plan elects to voluntarily terminate employment with DuPont Canada Inc.

6. The term "Normal Retirement" means the earlier of (i) the date an optionee is entitled to receive a regular retirement pension or (ii) the first day of the month following the month an optionee has attained age 65.

7. The term "Other Retirement" means, with respect to any particular optionee, the date on which such optionee becomes entitled to receive a disability pension under the DuPont Canada Inc. pension plan or an optionee who has had their employment terminated otherwise than on a voluntary basis and who is entitled to receive a retirement pension under the DuPont Canada Inc. pension plan.

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8.   The terms "Personal Representative" means (i) in the case of a deceased optionee, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so, and (ii) in the case of an optionee who for any reason is unable to manage his or her affairs, the person duly appointed to manage such affairs.

SECTION II.   TERMS AND CONDITIONS APPLICABLE TO STOCK OPTIONS

1.   Option Price

     The stock option grant entitles you to purchase, subject to the limitations set forth in these Terms and Conditions, DuPont common stock at the price set forth in the recordkeeping statement supplied to you by the Administrator, which is the option price.

2.   First Date of Exercisability

     Except as may otherwise be provided in these Terms and Conditions, no shares may be purchased under any stock option grant before the date specified in the recordkeeping statement supplied to you by the Administrator ("First Date of Exercisability").

3.   Last Date of Exercisability

     Any option or part thereof not exercised within the exercise period shall terminate and become null, void and of no effect. The "Last Date of Exercisability" shall be the earlier of (i) the date fixed by the Compensation Committee at the time of grant as reflected in the recordkeeping statement supplied to you by the Administrator ("Normal Expiration Date"); and (ii) the date on which you cease to be an employee of DuPont Canada Inc., provided that the Compensation Committee may determine that an option may continue in accordance with these Terms and Conditions notwithstanding that the optionee has ceased to be an employee of DuPont Canada Inc., but having become an employee of another company or legal entity acceptable to the Compensation Committee, in circumstances in which the Compensation Committee considers it is equitable to do so. Notwithstanding the foregoing:

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     (a)  Death

     Upon your death, the Last Date of Exercisability for your option grant shall be the earlier of the Normal Expiration Date and the second anniversary of the date of your death. In the event of your death, options are exercisable even if the First Date of Exercisability occurs after your death.

     (b)  Early Retirement

     (i) Upon your Early Retirement, the Last Date of Exercisability for your option grant shall be the earlier of the Normal Expiration Date and the first anniversary of the date of your Early Retirement. In the event of your Early Retirement, options are exercisable only if the First Date of Exercisability occurs before your Early Retirement.

     (ii) Notwithstanding subparagraph (i) above, upon your Early Retirement, you shall be entitled to continue to hold in accordance with these Terms and Conditions any Anniversary Options you hold at the date of such Early Retirement, and neither the First Date of Exercisability nor the Normal Expiration Date shall be affected by your Early Retirement.

     (c)  Normal Retirement

     Upon your Normal Retirement, you shall be entitled to continue to hold in accordance with these Terms and Conditions any options you hold at the date of such Normal Retirement, and neither the First Date of Exercisability nor the Normal Expiration Date shall be affected by your Normal Retirement.

     (d)  Other Retirement

     Upon your Other Retirement, you shall be entitled to continue to hold in accordance with these Terms and Conditions any options you hold at the date of such Other Retirement, and neither the First Date of Exercisability nor the Normal Expiration Date shall be affected by such Other Retirement.

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     (e)  Termination--Long Term Disability Income Plan

     Upon your termination and qualification to become a recipient of benefits under the DuPont Canada Inc. Long Term Disability Income Plan, you shall be entitled to continue to hold in accordance with these Terms and Conditions any options you hold at the date of such termination, and neither the First Date of Exercisability nor the Normal Expiration Date shall be affected by such termination.

     (f)  Ceasing to be a Director

     Upon a Director of DuPont Canada Inc. who is an optionee ceasing to be a Director, such optionee shall be entitled to continue to hold in accordance with these Terms and Conditions any options held by such optionee at the date such optionee ceased to be a Director, and neither the First Date of Exercisability nor the Normal Expiration Date of such options shall be affected by such ceasing to be a Director.

     (g)  Competitive Activities

     If pursuant to any provision of these Terms and Conditions, the expiration date of any option extends beyond the date on which an optionee ceases to be an employee or Director, the Compensation Committee may in its discretion cancel, without compensation, any such option held by any such optionee who is determined by the Compensation Committee to be engaged in activities which are competitive with those of DuPont Canada or DuPont.

     (h)  Termination--Any Other Reason

     In the event of an optionee's termination for any reason other than one of the reasons set forth above, the options will expire on the optionee's termination date.

4.   Adjustments

     In the event of any stock dividend, split-up, reclassification or other change in capitalization, an equitable adjustment will be made in the number of shares subject to the stock option and the price per share applicable thereto.

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5.   Nontransferability and Exercise Upon Death

     Options may not be assigned or transferred except that the Personal Representative of an optionee who has died or become unable to manage his or her affairs may, in accordance with any applicable law relating to such death or incapacity, exercise the option in the period from the First Date of Exercisability to the Last Date of Exercisability.

6.   How to Exercise/Payment of Option Price

     Exercises of your option to purchase shares of DuPont common stock must be made through the Administrator. At the time of exercising any portion of your stock option, it will be necessary to open an account and make arrangements with the Administrator for full payment in U.S. dollars on account of shares purchased. Payment of the purchase price must be made in case and/or through the sale of the option shares issued pursuant to the exercise. If payment is made through the sale of the option shares, the stock will be valued at the price received on the sale of the shares on the NYSE the trading day following the day your exercise is valued.

     In those countries where a toll-free phone exchange service to the Administrator is available, the exercise transaction may be executed over the phone. In those countries where this service is not available, the exercise transaction may be executed by facsimile of exercise forms to the Administrator or by a long distance phone call. Postal delivery of exercise forms is also available, but the exercise will not be effective until received by the Administrator. Exercise transactions executed over the phone or received by the Administrator prior to 4:00 p.m. New York time will be valued at the day's closing price for DuPont stock for the purpose of withholding requirements and establishing the tax basis for future sale. If the exercise day is not a day the NYSE is open, the transaction will be valued at the closing price on the next trading day the NYSE is open.

     Purchase of shares will be effected only if you have opened an account and notice of such purchase, accompanied by payment (in cash and/or sale of option shares) is received by the Administrator on or before the last day allowed for the purchase of shares as indicated above.

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7.   Satisfying Withholding

     When withholding of national, social and/or local taxes is required, it will be done by the Administrator selling option shares issued pursuant to the exercise of the option. The number of shares withheld will be dependent on the sales price received for the shares on the NYSE on the trading day following the day your exercise is valued.

     In the event of changes in relevant law or circumstances, the Compensation Committee may modify the terms and conditions of this paragraph.

8.   Limitations

     a. Your option grant does not give you the right to continue to be employed by DuPont Canada Inc. or any other DuPont company.

     b. The awarding of options to any optionee is a matter to be determined solely in the discretion of the Compensation Committee.

9.   Administration

     Your option grant will be administered by the Compensation Committee. The Compensation Committee may make, amend and repeal at any time and from time to time such regulations, not inconsistent with the rights granted to you under these terms and conditions, as it may deem necessary or advisable for the proper administration of your grant. The Compensation Committee may delegate to any director, officer, employee or third party such administrative duties and powers as it may see fit.

10.  Interpretation

     The decision of the Compensation Committee with respect to any question arising as to the interpretation of the terms and conditions applicable to your stock option grant shall be final, conclusive and binding.

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